@NOTES text:The International
 Fund has two classes of
shares - International Bond Shares, offered since September 10, 1986, and
International Bond Advisor
Class, first offered on March
31, 2000. International Fund Advisor
 Class sells its shares
only through financial
intermediaries, which it compensates
 for distribution and
certain administrative services
under a Board-approved Rule 12b-1 plan.
 Each class has
exclusive voting rights on matters
related solely to that class, separate
voting rights on
matters that relate to both classes, and, in all other respects, the same rights and obligations as
the other class.